EXHIBIT 5.1

VINSON & ELKINS L.L.P.
FIRST CITY TOWER
1001 FANNIN STREET, SUITE 2500
HOUSTON, TEXAS 77002-6760
ATTORNEYS AT LAW	TELEPHONE (713) 758-2222
FAX (713) 758-2346
www.velaw.com
June 11, 2010
PAA Natural Gas Storage, L.P.
333 Clay Street, Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for PAA Natural Gas Storage, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 3,000,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2010.
     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Partnership’s Amended and Restated Agreement of Limited Partnership, (iii) the Partnership’s Certificate of Limited Partnership, (iv) the PAA Natural Gas Storage, L.P. 2010 Long Term Incentive Plan (the “Plan”), and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.
     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.
     Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued in accordance with the terms of the Plan and the instruments executed pursuant to the Plan that govern the awards to which Common Units relate, the Common Units will be validly issued and fully paid and non-assessable.
     This opinion is limited in all respects to the federal laws of the United States of America and to the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.
     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.